Exhibit 15.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Pintec Technology Holdings Limited on Form S-8 (File No. 333-229745) of our report dated April 30, 2024, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Pintec Technology Holdings Limited as of December 31, 2023 and 2022 and for each of the three years in the period ended December 31, 2023 appearing in the Annual Report on Form 20-F of Pintec Technology Holdings Limited for the year ended December 31, 2023.

/s/ Marcum Asia LLP

Marcum Asia LLP
New York, NY
April 30, 2024